Exhibit 21.1

SUBSIDIARIES

Beauty.com, Inc., a Delaware corporation

Custom Nutrition Services, Inc., a Delaware corporation

DS Pharmacy, Inc., a Delaware corporation

de~luxe Distributors, Inc., a Delaware corporation

DS Distribution Canada Ltd., a British Columbia, Canada company

Medco Online Sales, Inc., a Delaware corporation

RAD Online Sales, Inc., a Delaware corporation

Vision Direct Inc., a Texas corporation

Salu Beauty, Inc., a Delaware corporation

Salu Australia Pty Ltd., an Australia company

Skincarestore Australia Pty Ltd., an Australia company